EMPLOYMENT TERMINATION AGREEMENT

This Employment Termination Agreement (the “Agreement”) dated as of July 1, 2008 (the “Effective Date”) is entered into between vFinance, Inc. (the “Employer”) and Leonard J. Sokolow (the “Employee”) (collectively, the “Parties”).

RECITALS:

A. The Employee is employed as Chairman and Chief Executive Officer of Employer pursuant to an Amended and Restated Employment Agreement dated November 16, 2004, as amended on May 12 and December 29, 2006 (the “Employment Agreement”);

B. Upon the merger with a wholly-owned subsidiary of National Holdings Corporation (“National”), the principal office of the Employer will be relocated to New York (the “Merger”);

C. Pursuant to the terms of the Employment Agreement, as a result of the Merger of National and the relocation of the principal office of the Employer, Employee would be entitled to a lump sum payment of One Million One Hundred and Fifty Thousand ($1,150,000) in cash as of the effective date (“Effective Date”) of such merger;

D. The Parties have agreed that the Employment Agreement shall be terminated and replaced with a new employment agreement with National of even date herewith (the “New Employment Agreement”).

NOW, THEREFORE, the Employer and Employee agree as follows:

1. Termination of Employment. The Employee shall resign from his positions as Chairman and Chief Executive Officer of the Employer and the Employment Agreement shall terminate as of the Effective Date. From and after the Effective Date, neither party has or will have any right, liability or obligation arising under the Employment Agreement.

2. Payments.

(a) Salary and Bonus. On the Effective Date, the Employer shall pay to the Employee all salary and all accrued payments due and payable to the Employee on the Effective Date pursuant to the terms of the Employment Agreement.

(b) Triggering Event Payment. The Employer shall pay to the Employee the principal sum of $1,150,000 on the Effective Date.

3. Waiver of Acceleration of Derivative Securities. Notwithstanding the fact that in accordance with the terms of the Employment Agreement, as of the Effective Date, all Employer stock options held by Employee would otherwise become immediately and fully vested, Employee hereby waives such acceleration of Employer stock options and acknowledges that in connection with the Merger such stock options shall be exchanged for stock options of National at the applicable exchange ratio of the Merger (the “Exchanged Options”). However, in the event Employee is terminated by National with cause or Employee voluntarily resigns from National for any reason, all Exchanged Options shall become 100% vested and shall remain exercisable by the Employee or his beneficiaries for a period of nine (9) months from the date of such event; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options. Notwithstanding anything contained in the New Employment Agreement to the contrary, the terms of this Section 3 shall control with respect to the acceleration of the vesting terms of the Exchange Options in the event of Employee’s termination of employment from the National.

4. Taxes. If any of the payments under this Agreement or any other agreement, including the acceleration of derivative securities pursuant to Section 3 of this Agreement (the “Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on the Employee, (or any similar tax that may hereafter be imposed) the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) in a manner consistent with Section 6(i) of the New Employment Agreement.

5. Indemnification. In accordance with and subject to Employer’s corporate bylaws, Employer recognizes its continuing duty to indemnify, defend and hold Employee harmless to the fullest extent of Delaware law for any liabilities that may arise as a result of any acts taken by Employee (including, without limitation, the failure to take action) in the course of performing his duties for Employer. In addition, in accordance with Employer’s corporate bylaws, Employer shall pay any expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by Employee in investigating, defending, settling or appealing any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Employer shall promptly pay the amount of such expenses to Employee, but in no event later than ten (10) days following Employee’s delivery to Employer of a written request for an advance pursuant to this Section 5, together with a reasonable accounting of such expenses.

6. Release. Simultaneous with the execution and delivery of this Agreement, the Employee shall deliver a release in favor of the Company substantially in form and substance identical to the release attached as Exhibit B to the New Employment Agreement.

7. Severability; Entire Agreement; Governing Law. In the event any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. If any court refuses to enforce any part of this Agreement as written, the court shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified. This Agreement represents the entire agreement and understanding concerning Employee’s separation from Employer. This Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning Employee’s relationship with Employer. This Agreement may only be amended in writing signed by the Employee and an executive officer of the Employer. This Agreement shall be governed by the laws of the State of Florida, without regard to its conflict of laws rules. Each Party hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in Palm Beach County, Florida for the adjudication of any dispute arising out of or relating to the Agreement and the transactions contemplated hereunder, and hereby irrevocably waives, and agrees not to assert in any proceeding relating to this Agreement, any claim that he or it, as the case may be, is not personally subject to the jurisdiction of any such court, or that any such proceeding has been commenced in an improper or inconvenient forum.

8. Attorneys' Fees. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding. As used herein, a party shall be deemed "prevailing" when it recovers (i) as to a damages claim, an aggregate of more than fifty percent (50%) of the damages which it seeks among its various asserted claims exclusive of interest, attorney's fees, costs incurred and exemplary damages and (ii) as to an equity claim, substantial injunctive or other equitable relief upon its asserted claim. Either of the parties herein shall be entitled to request the trier of fact in any dispute, litigation or arbitration between them, to determine which of the parties is "prevailing."

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

vFinance, Inc.

By:	/S/ LEONARD J. SOKOLOW	By:	/S/ ALAN B. LEVIN
	Leonard J. Sokolow		Its CFO